Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIR TRANSPORT SERVICES GROUP, INC.

FIRST: The name of this corporation (the “Corporation”) shall be Air Transport Services Group, Inc.

SECOND: Its registered office in the State of Delaware is to be located at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19801, United States, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of common stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: Indemnification and Insurance.

(A)	Right to Indemnification.

(1)	Persons Entitled to Indemnification. Subject to the DGCL as existing or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation will indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, had agreed to become or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee or agent of, or in a similar capacity for, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of the Corporation or of any of its affiliates (“Indemnitee”).

(2)	Scope of Indemnification. The indemnification right pursuant to this Section (A) will extend to persons entitled to such right whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent.

(3)	Expenses Indemnified. The Corporation will indemnify persons entitled to indemnity against all costs, charges, expenses, liabilities and losses (including court costs and attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(4)	Survival. The indemnification right outlined in this Section (A) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such Indemnitee’s estate, heirs, executors and administrators.

(5)	Limitation of Indemnification. The Corporation will indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B)	Repayment of Indemnified Expenses. The right to indemnification conferred in this Article Sixth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in investigating and defending or responding to any such Proceeding in advance of its final disposition, and any appeal therefrom (“Advance Payment”), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Nevertheless, if the DGCL so requires, such Advance Payment of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under Delaware law.

(C)	Indemnification of Other Persons. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers as outlined in Sections (A)(1) and (A)(2) above.

(D)	Right of Claimant to Bring Suit. If a claim brought under Sections (A)(1), (A)(2) or (A)(3) of this Article Sixth is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant’s suit is successful in whole or in part, the claimant will be entitled to recover also the expense of prosecuting such claim.

(1)	Valid Defenses to the Claimant’s Action. It shall be a defense to any such action (other than an action brought to enforce a claim for Advance Payment where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(2)	Invalid Defenses to the Claimant’s Action. Neither of the following acts or omissions will be a defense to the claimant’s action or create a presumption that the claimant has failed to meet the standard of conduct described in Section (D)(1) above:

(a)	the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because the claimant has met such standard of conduct; nor

(b)	an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such standard of conduct.

(E)	Non-Exclusivity of Rights. The right to indemnification and to Advance Payments conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any: (1) statute; (2) provision of this Certificate of Incorporation; (3) Bylaw; (4) agreement; (5) vote of stockholders; (6) vote of disinterested directors; or (7) otherwise.

(F)	Insurance. Regardless of whether the Corporation would have the power under Delaware law to indemnify itself or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, the Corporation may purchase and maintain insurance, at its expense, to protect such persons or entities against any such expense, liability or loss.

(G)	Expenses as a Witness. The Corporation will indemnify any director, officer, employee or agent of the Corporation who, by reason of such position, or a position with another entity at the request of the Corporation, is a witness in any Proceeding. Such indemnity will cover all costs and expenses actually and reasonably incurred by the witness or on his or her behalf in connection with the Proceeding.

(H)	Indemnity Agreements. The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by Delaware law.

(I)	Amendment. No amendment, repeal, modification or termination of this Article Sixth or the relevant provision of the DGCL or any other applicable laws shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such amendment, repeal, modification or termination.

(J)	Severability. If any provision or provisions of this Article Sixth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article Sixth (including, without limitation, each portion of any section of this Article Sixth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article Sixth (including, without limitation, each portion of any section of this Article Sixth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SEVENTH: No person shall be elected to serve as a director of the Corporation unless immediately following such election, at least two-thirds of the directors of the Corporation consist of persons who are then “citizens of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time) (such persons, “U.S. Citizens”).  No person shall be appointed to serve as an officer of the Corporation unless immediately following such appointment, at least two-thirds of the officers of the Corporation consist of persons who are then U.S. Citizens. The President of the Corporation shall at all times be a U.S. Citizen.

EIGHTH:

(A)	U.S. Citizenship Requirement. At no time shall more than 24.9% of the voting interest of the Corporation (the “Maximum Voting Interest”) be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time) (such persons, “Non-Citizens”). Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any holder of Stock for the purposes of this Section (A).

(B)	Foreign Stock Record. The Corporation or any transfer agent designated by it shall maintain a separate Stock record (the “Foreign Stock Record”) in which shall be registered Stock known to the Corporation to be owned or controlled by persons who are Non-Citizens. The Foreign Stock Record shall include (1) the name and nationality of each such Non-Citizen, (2) the number of shares of Stock owned or controlled by such Non-Citizen and (3) the date of registration of such Stock in the Foreign Stock Record. In no event shall shares of Stock in excess of the Maximum Voting Interest be entered on the Foreign Stock Record. In the event that the Corporation shall determine that the shares of Stock registered on the Foreign Stock Record exceeds the Maximum Voting Interest, sufficient shares of Stock shall be removed from the Foreign Stock Record so that the number of shares of Stock entered therein does not exceed the Maximum Voting Interest. Shares of Stock shall be removed from the Foreign Stock Record in reverse chronological order based upon the date of registration therein (i.e., last on, first off).

(C)	Suspension of Voting Rights. If at any time the number of shares of Stock known to the Corporation to be owned or controlled by Non-Citizens exceeds the Maximum Voting Interest, the voting rights of the shares of Stock owned or controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the Stockholders shall, without further action by the Corporation, be suspended. Such suspension of the voting rights shall automatically terminate upon the earlier of the (1) transfer of such Stock to a person or entity who is a “citizen of the United States” (as such term is defined in 49 U.S.C. § 40102(a)(15) as interpreted by the U.S. Department of Transportation, or as the same may be amended from time to time), or (2) registration of such shares of Stock on the Foreign Stock Record, subject to the last two sentences of Section (B) above.

NINTH: Assignments and Transfers of Stock. Each Stockholder may transfer all or any portion of its Stock and any and all rights and/or obligations associated therewith to any person with the prior written consent of the Board of Directors. Notwithstanding the foregoing, any transfer or attempted transfer in breach of Section (A) of Article Eighth, or that otherwise results in Non-Citizens owning or controlling more than the Maximum Voting Interest shall be void ab initio and of no effect. Any person who transfers or attempts or intends to transfer beneficial ownership of its Stock that will or may violate the foregoing sentence shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transfer, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such transfer on the ownership or control of the Corporation by Non-Citizens. Each person who is a beneficial owner of shares of Stock and each Person (including the Stockholder of record) who is holding shares of Stock for a beneficial owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s compliance with requirements of Sections (A) and (B) of Article Eighth hereof. Any transferee of Stock in accordance with this Article Ninth shall be admitted to the Corporation as a stockholder upon its execution of a written instrument reasonably acceptable to the Board of Directors.

TENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors need not be by written ballot.

TWELFTH: Corporate Opportunities.

(A)	The provisions of this Article Twelfth are set forth to regulate and define the conduct of affairs of the Corporation with respect to certain business opportunities as they may involve “Stonepeak Partners LLC” (“Stonepeak”), members of the Board of Directors or their respective Affiliates (as defined below) in recognition and anticipation that (1) certain directors, principals, officers, employees and other representatives of Stonepeak and its Affiliates may serve as directors, principals, officers, employees and other representatives of the Corporation or its subsidiaries, (2) Stonepeak and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (3) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

(B)	To the fullest extent permitted by law, none of (1) Stonepeak or any of its Affiliates or (2) any director of the Corporation or his or her Affiliates (the Persons (as defined below) identified in (1) and (2) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a “Business Opportunity”) or (y) competing with the Corporation, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders for breach of any duty by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section (C) below. Subject to Section (C) below, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

(C)	The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

(D)	For purposes of this Article Twelfth, (1) “Affiliate” shall mean (a) in respect of Stonepeak, any Person that, directly or indirectly, is controlled by Stonepeak, controls Stonepeak or is under common control with Stonepeak and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a director, any Person that, directly or indirectly, is controlled by such director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation, (2) “Person” shall mean any individual (and such individual’s heirs, executors or administrators), corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (3) for purposes of the definition of “Affiliate,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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